UNITED STATES
SECURITIES EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant     ☑
Filed by a Party other than the Registrant     ☐
     Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to §240.14a-12
Barr Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On July 18, 2008, Barr Pharmaceuticals, Inc. (the “Company”) posted the following information on the Company’s intranet.

The subject matter discussed in the following message will be addressed in a Proxy Statement to be filed by Barr Pharmaceuticals, Inc. (the “Company”) with the U.S. Securities and Exchange Commission (“SEC”) in connection with the proposed merger. We urge you to read it when it becomes available because it will contain important information. The Company’s stockholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Information about the Company’s directors and executive officers who may be deemed to participate in the solicitation of proxies in respect of the proposed merger, as well as information regarding the interests of the Company and its directors and executive officers in the merger, will be set forth in the proxy statement and other documents filed by the Company with the SEC.
Bruce L. Downey
Intranet Video Message to Barr Employees
Release: Following Formal Announcement.
Barr Pharmaceuticals, Inc. Logo
Bruce L. Downey
Welcome my colleagues here in North America and around the world. Today we’ve announced a transforming transaction for Barr Pharmaceuticals.
About twelve weeks ago Teva approached us and expressed an interest in buying our company and last night our Board of Directors voted to accept an offer that exceeds nine billion dollars in transaction value. Individual shareholders in Barr will receive a combination of cash and shares in TEVA stock as consideration for their shares in Barr.
Not only is this transaction of obvious value to our shareholders, it has great value for employees. After the transaction, we’ll become part of the largest generic company in world. We’ll also have strong brand presence, strong API presence and great generic biologic capabilities. The company will be number one in North American generics and number one to number two in Eastern Europe, Western Europe and South America.
The generic business is complemented by a very strong brand business. We will become leaders in neurology, women’s healthcare and respiratory therapy.

It also has great value for our customers and for the patients that we serve. The combined company of over $800 million in annual R&D spending and these investments will continue to ensure a strong pipeline of products for today and for tomorrow.
I know that we all have questions about what this transaction will mean for each of us. We have some of the answers, but not all of them. Over the next two weeks we will meet with all of the employee centers to provide the answers we do have, and to explain the transaction in greater detail.
As more information becomes available we commit to continue to inform you about the details of the transaction and what it exactly means for each of our facilities.
In the meantime it’s important for us to keep a very strong business-as-usual attitude. We need to continue to do the work that made us successful and created the value that’s reflected in this transaction.
Thank you very much for your attention and thank you very much for continuing the work that made us successful in the past.
Barr Pharmaceuticals, Inc. Logo